SCHEDULE 14C
(Rule 14c-101)

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

CHINA AGRITECH, INC.
(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ACTION TAKEN PURSUANT TO
WRITTEN CONSENT OF STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY.

To the Stockholders of China Agritech, Inc.:

This Notice and the accompanying Information Statement are being furnished to the stockholders of China Agritech, Inc., a Delaware corporation (the “Company”), in connection with the approval by written consent of the holders of a majority of the issued and outstanding voting securities of the Company of the issuance in a private placement by the Company of shares of common stock of the Company, $0.001 par value per share (“Common Stock”), and warrants exercisable for shares of Common Stock with voting power that could represent equal to or in excess of 20% of the issued and outstanding shares of Common Stock on a pre-transaction basis, for less than the greater of market or book value for such stock or that might result in a change of control of the Company (the “Issuance”).  Pursuant to Nasdaq Marketplace Rule 5635, if an issuer, such as the Company, intends to issue securities in a transaction which could result in the issuance of more than 20% of the issued and outstanding shares of the issuer’s common stock on a pre-transaction basis, the issuer must obtain the prior approval of its stockholders before an issuance equal to or in excess of 20% for less than the greater of market or book value for such stock or that might result in a change of control of the issuer.  The Company has obtained the approval of a majority of its stockholders as required under the Nasdaq Marketplace Rule.  Although approval of the transaction and the issuance of the shares and the warrants is not required under the Delaware General Corporation Law (the "DGCL") or under any U.S. federal or state securities laws, the Company is providing this Notice and accompanying Information Statement as required by Rule 14c-1 of the Securities Exchange Act of 1934, as amended, when the consent of a majority of stockholders is obtained otherwise than at a meeting of stockholders.  The effective date of the Issuance shall be the 20th day after this Information Statement is mailed or furnished to the Company’s stockholders.

        WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

        Your vote or consent is not requested or required to approve these matters. The accompanying Information Statement is provided solely for your information.

By order of our Board of Directors,

Yu Chang
President, Chief Executive Officer and Chairman

Dated: November 10, 2009

INFORMATION STATEMENT
OF
CHINA AGRITECH, INC.

Room 3F No. 11 Building, Zhonghong International Business Garden
Future Business Center,
Chaoyang North Road, Chaoyang District, Beijing, China 100024

THIS INFORMATION STATEMENT IS BEING PROVIDED

TO YOU BY THE BOARD OF DIRECTORS OF

CHINA AGRITECH, INC.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY

ACTION BY CONSENTING STOCKHOLDERS

This Information Statement is being mailed or furnished to the stockholders of China Agritech, Inc., a Delaware corporation (the “Company”), to notify the Company’s stockholders of the approval by the written consent of holders of a majority of the issued and outstanding voting securities of the Company, dated October 19, 2009, of the issuance in a private placement of shares of common stock, $0.001 par value per share (“Common Stock”), and warrants exercisable for shares of Common Stock, which in the aggregate would be in excess of 20% of the issued and outstanding shares of the Company’s Common Stock on a pre-transaction basis, for less than the greater of market or book value for such stock or that might result in a change of control of the issuer (the “Issuance”).  Nasdaq Marketplace Rule 5635 requires that an issuer obtain the approval of its stockholders before an issuance of securities with voting power equal to or in excess of 20% of its issued and outstanding common stock prior to such issuance for less than the greater of book or market value of such stock or that might result in the change of control of the issuer.  Stockholders holding in the aggregate 3,631,347 shares of Common Stock or approximately 51.5% of the Common Stock outstanding on October 19, 2009, approved the Issuance.  Accordingly, all necessary corporate approvals in connection with the Issuance have been obtained and this Information Statement is furnished solely for the purpose of informing the stockholders of the Company in the manner required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).   The general effect of the Issuance is described in “APPROVAL OF A RESOLUTION TO ISSUE IN EXCESS OF 20% OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK”

The Board of Directors of the Company knows of no other matters other than that described in this Information Statement which have been recently approved or considered by the holders of the Common Stock.

GENERAL

This Information Statement is first being mailed or furnished to stockholders on or about November 13, 2009. The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of the Common Stock. This Information Statement is being furnished by the Company and is available through the “Investor Relations” tab on the Company’s website at: www.chinaagritechinc.com.

VOTE OBTAINED – DELAWARE LAW

Pursuant to Section 228 of the Delaware General Corporation Law (the "DGCL"), unless otherwise provided in the certificate of incorporation, any corporate action required to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all members having a right to vote thereon were present and voted.  In order to eliminate the costs and management time involved in holding a special meeting, our Board of Directors voted to utilize and obtained the written consent of the holders of a majority in interest of our Common Stock.   As of October 19, 2009, there were 7,048,063 shares of Common Stock of the Company issued and outstanding. Each holder of Common Stock is entitled to one vote for each share held by such holder.  Stockholders holding in the aggregate 3,631,347 shares of Common Stock or approximately 51.52% of the Common Stock outstanding on such date, approved the Issuance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Common Stock, as of October 19, 2009 (i) by each person who is known by us to beneficially own more than 5% of our Common Stock, (ii) by each of our officers and directors and (iii) by all of our officers and directors as a group.  Unless otherwise stated, the address of all persons in the table is c/o China Agritech, Inc., Room 3F, No 11 Building, Zhonghong International Business Garden, Future Business Center, Chaoyang North Road, Chaoyang District, Beijing China 100024.

As of October 19, 2009, an aggregate of 7,048,063 shares of our Common Stock were issued and outstanding.

Name & Address of Beneficial Owner and Office, if any	Amount & Nature of Beneficial Ownership(1)		Percent of Class(1)
Yu Chang, Chief Executive Officer, President, Secretary and Chairman	3,343,584	(2)	47.44%
China Tailong Group Limited	2,161,210	(2)	30.66%
Sammi Holdings Limited	872,500	(3)	12.38%
Xiao Rong Teng, Director	287,763	(4)	4.08%
Yau-Sing Tang, Chief Financial Officer and Controller	0		*
Lun Zhang Dai, Director	0		*
Hai Lin Zhang, Director	0		*
Gene Michael Bennett, Director(5)	5,000		*
Wellington Trust Company, NA(6)	400,072		5.68%

All officers and directors as a group (6 persons)	3,636,347		51.59%
*  Less than 1%.

1.      Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or or investment power within 60 days.  Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares.

2.      Includes 2,161,210 shares of our Common Stock held by China Tailong Group Limited and 741,625 of the 872,500 shares held by Sammi Holdings Limited.  Mr. Chang holds 100% of the registered shares of China Tailong Group Limited and 85% of the registered shares of Sammi Holdings Limited.  Although Mr. Chang owns 100% of the registered shares of China Tailong Group Limited, Mr. Tao Liang and Mr. Tik Man Tsoi have an unwritten agreement with Mr. Chang entitling them to 5% and 30%, respectively, of the shares of China Tailong Group Limited.  Mr. Chang is deemed to be the beneficial owner of the 2,161,210 shares directly owned by China Tailong Group Limited and has shared voting and dispositive power over these 2,161,210 shares with China Tailong Group Limited.  Mr. Chang has sole voting and dispositive power over 440,749 shares of our Common Stock directly owned by him.

3.      Yu Chang and Xiao Rong Teng each hold 85% and 15%, respectively, of the registered shares of Sammi Holdings Limited.

4.      Includes 130,875 of the 872,500 shares held by Sammi Holdings Limited.  Ms. Teng holds 15% of the registered shares of Sammi Holdings Limited.

5.      Reflects an option to purchase 5,000 shares of Common Stock.

6.      The address is c/o Wellington Management Company, LLP, 75 State Street, Boston, MA  02109.  Based on Schedule 13G filed with the SEC on February 18, 2009, Wellington Trust, in its capacity as investment adviser, may be deemed to beneficially own 1,600,288 (400,072 as a result of the 1-for 4 reverse split effected by the Company on September 8, 2009) of the Company’s Common Stock, which are held of record by clients of Wellington Trust.  Wellington Trust shares the power to vote or dispose of such shares.

NOTICE TO STOCKHOLDERS OF ACTION
APPROVED BY CONSENTING STOCKHOLDERS

The following action has been approved by the written consent of the holders together entitled to vote a majority of the issued and outstanding shares of Common Stock:

“APPROVAL OF A RESOLUTION TO ISSUE IN EXCESS OF 20% OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK”

Description of Private Placement Transaction

On October 19, 2009, China Agritech, Inc. (the “Company”), a Delaware corporation, entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Carlyle Asia Growth Partners IV, L.P. and CAGP IV Co-Investment, L.P. (collectively, the “Investors”), who are qualified institutional buyers.  Pursuant to the Purchase Agreement, the Company issued in the aggregate to the Investors in a private placement (i) 1,392,768 shares of Common Stock (the “Shares”) and (ii) warrants (collectively, the “Warrants”) to purchase up to 928,514 shares of Common Stock (the “Warrant Shares”).  The aggregate purchase price for the Shares and the Warrants was $15,000,000 in cash. The net proceeds from the transaction are being used for business expansion and working capital.

Warrants

The Warrants have a term of 30 months and become exercisable six months from issuance. The Warrants have an initial exercise price of approximately $10.77 per share.  The exercise price and the number of shares issuable upon exercise of the Warrants are subject to adjustment if the Net Income Target (defined below) for the fiscal year ended December 31, 2009 is not met.  The Warrants are subject to customary anti-dilution protections in the event of stock dividends or splits, cash dividends, stock reclassifications and mergers. The Warrants are exercisable for cash and provide for cashless exercise, but only during such time when the Warrants are exercisable and a registration statement covering the Warrant Shares is not effective.

Issuance of Additional Shares and Warrant Adjustment

Pursuant to the Purchase Agreement, if the Company fails to meet a predetermined net income target of $11.5 million for the fiscal year ending December 31, 2009 (the “Net Income Target”) the Company is obligated to issue up to an additional 3,500,000 shares of Common Stock (the “Make-Good Shares”) to the Investors.   The exact number of Make-Good Shares issuable in such event would be calculated pursuant to a formula set forth in the Purchase Agreement. The failure to meet the Net Income Target would also result in the adjustment of the Warrants.  If the Warrants are adjusted to the maximum extent possible, the exercise price would be approximately $3.0657 per share, which would result in the Warrants being exercisable for an additional 2,333,331 shares of Common Stock (“Additional Warrant Shares”), for an aggregate of 3,261,845 shares issuable under the Warrants.  If the Company meets or exceeds the Net Income Target the Company will not issue any Additional Warrant Shares or any Make-Good Shares.

For purposes of this transaction and pursuant to the Purchase Agreement, “Net Income” is defined as the consolidated net income of the Company and its subsidiaries for the calendar year ending December 31, 2009 as reported in the Company’s audited financial statements for the fiscal year ending December 31, 2009, excluding any income attributable to non-recurring, extraordinary transactions, including acquisitions and divestitures engaged in by the Company and its subsidiaries, but increased by (i) any non-cash charges incurred as a result of the transactions contemplated under the Purchase Agreement and by the other transaction documents, including without limitation, the issuance of the Warrants or any Warrant Shares or Additional Warrant Shares issued thereunder, and any issuance of Make-Good Shares and (ii) reasonable expenses incurred in connection with any bona fide public offering of the Company’s securities.

Reason for Stockholder Approval and Effect of the Issuance

Pursuant to Nasdaq Marketplace Rule 5635, if an issuer intends to issue securities in a transaction which could result in the issuance of more than 20% of the issued and outstanding shares of the issuer’s common stock on a pre-transaction basis for less than the greater of market or book value for such stock or that might result in a change of control of the issuer, the issuer must obtain the prior approval of its stockholders before an issuance equal to or in excess of 20%.  As of October 19, 2009, the Company had 7,048,063 shares of Common Stock issued and outstanding (the “Outstanding Shares”).  The issuance of the Shares and Warrant Shares, together with the potential issuance of the Make-Good Shares and Additional Warrant Shares if the Net Income Target is not met, would result in the issuance of 115% of the Outstanding Shares on a pre-transaction basis.  As a result, the total possible number of shares issuable in the transaction exceeds 20% of the voting power of the Outstanding Shares at less than the greater of market or book value for such stock, which could result in a change of control of the Company, and consequently, the approval of holders of a majority of the Outstanding Shares was required.

If the Net Income Target is not met, and the maximum number of Make-Good Shares and Additional Warrant Shares are issued, the Investors would be the beneficial owners of approximately 53.6% of the issued and outstanding shares of the Company on a post-transaction basis, which could result in a change in control of the Company.  If the Net Income Target is met, the Investors would be the beneficial owners of approximately 24.8% of the issued and outstanding shares of the Company on a post-transaction basis, assuming the Beneficial Ownership Limitation (described below) has been terminated. The issuance of shares of Common Stock and Warrants exercisable for Common Stock of the Company in excess of 20% would result in further dilution to the current stockholders of the Company.

Action Taken

The affirmative vote of the holders of 3,631,347 shares of Common Stock or approximately 51.59% of the Outstanding Shares entitled to vote on this corporate action, has been received in the form of a written consent in lieu of special meeting, attached hereto as Exhibit A.  The Company has issued the Shares and Warrants; provided, however, that the Investors shall not have the right to be issued any Make-Good Shares or to exercise any portion of the Warrants, to the extent that after giving effect to such issuance the Investors (together with the Investors’ affiliates, and any other person acting as a group together with such Investors or any of the Investors’ affiliates), would beneficially own in excess of 19.99% of the Outstanding Shares (the “Beneficial Ownership Limitation”) until such time as the Company has satisfied in full the requirements of Regulation 14C with respect to the approval by holders of a majority of the Company’s Outstanding Shares of the issuance equal to or in excess of 20% of the Outstanding Shares in the transaction.

Dissenters’ Rights of Appraisal

The Company is a Delaware corporation and is governed by the DGCL.  Holders of the Company’s Common Stock do not have appraisal or dissenter’s rights under the DGCL in connection with the transaction, or the issuance of securities in the transaction exceeding 20% of the Outstanding Shares as approved by the stockholders of the Company.

Interest of Certain Persons in Matters to be Acted Upon

No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the transaction that is not shared by all other stockholders of the Company.

MARKET PRICE OF COMMON STOCK

Commencing on September 21, 2009, our common stock was listed on the NASDAQ Global Market under the symbol “CAGC.”  Prior to such listing, our common stock was quoted on the OTCBB. The following table sets forth the high and low closing prices for our common stock during the periodS represented below. The OTCBB quotations may reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.  On September 8, 2009, we effected a one-for-four reverse stock split of our Common Stock.  The closing prices during periods prior to September 8, 2009 give retroactive effect to the reverse stock split.

	Common Stock

2007
	Low	High
First quarter	$6.20	$16.00
Second quarter	$11.60	$15.20
Third quarter	$8.20	$15.24
Fourth quarter	$9.84	$20.64

2008

First quarter	$7.12	$13.12
Second quarter	$8.04	$13.20
Third quarter	$4.12	$9.60
Fourth quarter	$2.28	$5.20

2009

First quarter	$3.00	$5.96
Second quarter	$3.68	$8.32
Third quarter	$6.60	$15.40
Fourth quarter (through October 22)	$13.42	$20.72

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT THE COMPANY

The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and Form 10-Q with the Securities and Exchange Commission (“SEC”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, N.E., Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at (800) SEC-0330.  The SEC also maintains a web site on the Internet (http://www.sec.gov) where reports, proxy and information statements and other information regarding issuers that file electronically with the SEC may be obtained free of charge.

By Order of the Board of Directors

November 10, 2009

APPENDIX A

WRITTEN CONSENT
OF THE
HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES
OF COMMON STOCK OF
CHINA AGRITECH INC.

Dated: October 19, 2009

The undersigned, being holders of a majority of the issued and outstanding shares (the “Holders”) of common stock, par value $.001 per share (the “Common Stock”) of China Agritech, Inc., a Delaware Corporation (the “Corporation”), pursuant to Section 228 of the General Corporation Law of the State of Delaware, consents to the adoption of the following resolutions taking or authorizing the actions specified therein:

WHEREAS, the Board of Directors (the “Board”) has authorized the Corporation to raise up to $15,000,000 in a private placement exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof, Rule 506 under Regulation D and Rule 903 of Regulation S, promulgated under the Securities Act, pursuant to the Purchase Agreement (defined below); and

WHEREAS, the Board has authorized the Corporation to enter into that certain securities purchase agreement (the “Purchase Agreement”) by and among the Company, Carlyle Asia Growth Partners IV, L.P. (“Carlyle”) and CAGP IV Co-Investment, L.P. (“CAGP”), dated October 19, 2009 and pursuant to which the Company will issue (i) 1,392,768 shares of Common Stock, (ii) two warrants to purchase up to an aggregate of 928,514 shares Common Stock (collectively, the “Warrants”) and (iii) up to 3,500,000 additional shares of Common Stock upon the occurrence of certain events described further therein, substantially in the form attached hereto as Exhibit A; and

WHEREAS, performance of the Purchase Agreement could result in (i) the issuance by the Company of Common Stock with voting power equal to or in excess of 20% of the common stock outstanding before such issuance for less than the greater of book or market value of such stock, or (ii) a change of control of the Company, and pursuant to NASDAQ Marketplace Rule 5635, such issuance requires the approval of the holders of a majority of the Company’s outstanding Common Stock; and

 WHEREAS, the Board has authorized the Corporation to enter into that certain voting agreement by and among the Corporation, Carlyle, CAGP, China Tailong group Limited, Sammi Holdings Limited, Yu Chang and Xiao Rong Teng, substantially in the form attached hereto as Exhibit B (the “Voting Agreement”); and

WHEREAS, the Board has authorized the Corporation to enter into that certain registration rights agreement by and among the Corporation, Carlyle and CAGP, substantially in the form attached hereto as Exhibit C (the “Registration Rights Agreement”).

NOW, THEREFORE BE IT:

RESOLVED, that Holders hereby approve the Purchase Agreement, the Warrants, the Registration Rights Agreement and the Voting Agreement; and it is further

RESOLVED, that in accordance with NASDAQ Marketplace Rule 5635, the Holders hereby approve the potential issuance, pursuant to the terms of the Purchase Agreement, of Common Stock with voting power equal to or in excess of 20.00% of the Common Stock outstanding before such issuance for less than the greater of book or market value of such stock or that might result in a change of control of the Company; and it is further

RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, with each such officer having the full authority to act without the participation or consent of any other officer, to do and perform any and all such other acts and things, and to take or omit to take any and all such further action, and to execute and deliver any and all such further agreements, instruments, certificates and other documents (including waiver agreements), in the name and on behalf of the Corporation and under its corporate seal or otherwise, as each of the officers may, in his discretion, deem necessary or appropriate in order to perform or otherwise satisfy, in whole or in part, any and all of the purposes and intents of these resolutions.

This written consent of the Holders of the Corporation may be executed in counterparts, each of which when taken together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, holders of a majority of the Corporation’s outstanding shares of Common Stock, have hereunto set their hands as of the date first set forth above.

/s/ Yu Chang	/s/ Xiao Rong Teng
Yu Chang	Xiao Rong Teng

No. of Shares:	440,749	No. of Shares:	156,888

CHINA TAILONG GROUP LTD.	SAMMI HOLDINGS LTD.

By:	Yu Chang	By:	Yu Chang

Its:	Director	Its:	Director

No. of Shares:	2,161,210	No. of Shares:	872,500